FOR IMMEDIATE RELEASE                                                    FRIDAY, DECEMBER 7, 2012

CONTACTS: Jeff Cranson, director, MDOT Office of Communications, 517-335-3084(o) or 517-648-8247(c), cransonj@michigan.gov

Dave Pidgeon, NS Public Relations, 717-541-2247(o) or 717-433-2934(c), david.pidgeon@exchange.nscorp.com

Mike England, FRA Public Relations, 202-493-6000(o) or 202-285-2212(c), michael.england@dot.gov

(Note to media: You may call on the weekend if you have questions.)

MDOT, FRA and Norfolk Southern announce progress in bringing more accelerated rail service to Michigan

Fast Facts:

- MDOT, FRA and NS signed an agreement for transfer of 135 miles of NS railroad to MDOT ownership.

- The track is part of Amtrak's Wolverine passenger rail service between Kalamazoo and Dearborn, and also provides freight rail services.

- Transfer of title is one step in long-term upgrade of the corridor.

December 7, 2012 -- The Michigan Department of Transportation (MDOT), Federal Railroad Administration (FRA) and Norfolk Southern Railway Co. (NS) today signed a sale agreement that transfers ownership of 135 miles of NS railroad to MDOT for $140 million. The line is part of Amtrak's Wolverine and Blue Water passenger rail services between Kalamazoo and Dearborn. After ownership transfers to MDOT, the line also will continue to provide freight rail services to major Michigan companies.

            Although it will have no immediate effect on the traveling passenger, transfer of title to the line is one step in a multi-step process that will pave the way for track improvements designed to accommodate passenger train speeds up to 110 mph. This will knock about 30 minutes off the travel time between Detroit and Chicago, reducing the overall trip time between the two cities to about five hours.

            Once the transition to MDOT ownership is final, which is expected to occur by spring 2013, Amtrak will handle upcoming track and crossing upgrades that must be in place before accelerated passenger service can go into effect. Expected to take two to four years to complete, the upgrades will include new, continuously welded rail and ties, improvements to highway-rail grade crossings, fiber-optic lines for train and signal control systems, and gates and flashers at highway-rail grade crossings. NS will retain an exclusive freight easement to preserve and grow its freight business.

            The $140 million used to purchase the line included FRA High-speed Intercity Passenger Rail Program grant funds, plus a state match of $37.5 million.

            The FRA also awarded $196.5 million to MDOT for the major track and signal improvements on this corridor.

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